EMPLOYEE RETENTION AGREEMENT


                         By and Between


                    GEODYNAMICS CORPORATION,
                    a California corporation

                        ("Corporation")

                              and

                        DAVID P. NELSON

                          ("Employee")
                       Table of Contents

1.   CERTAIN DEFINITIONS                                        1

2.   EMPLOYMENT PERIOD                                          2

3.   TERMS OF EMPLOYMENT                                        2
          (a) Position and Duties                               2
          (b) Compensation                                      3
                  (i)   Base Salary                             3
                  (ii)  Change in Control Bonus                 3
                  (iii) Annual Bonus                            3
                  (iv)  Incentive, Savings and Retirement Plans 3
                  (v)   Welfare Benefit Plans                   4
                  (vi)  Expenses                                4
                  (vii) Fringe Benefits                         4
                  (viii)Office and Support Staff                4
                  (ix)  Vacation                                5
                  (x)   Indemnity Agreement                     5
          (c) Payment in Lieu of Retaining Employee             5

4.   TERMINATION                                                5
          (a) Death or Disability                               5
          (b) Cause                                             5
          (c) Notice of Termination                             6
          (d) Date of Termination                               6

5.   OBLIGATIONS OF THE COMPANY UPON TERMINATION                6
          (a) Death                                             6
          (b) Disability                                        7
          (c) Cause                                             7
          (d) Other Than for Cause, Death or Disability         7

6.   NON-EXCLUSIVITY OF RIGHTS                                  7

7.   FULL SETTLEMENT                                            8

8.   ENFORCEMENT OF RIGHTS                                      8

9.   CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY                 8

10.  CONFIDENTIAL INFORMATION                                  10

11.  SUCCESSORS                                                11

12.  MISCELLANEOUS   11
                  EMPLOYEE RETENTION AGREEMENT


      THIS EMPLOYEE RETENTION AGREEMENT (the "Agreement") by and between GEODYNAMICS CORPORATION, a California corporation (the
"Company") and DAVID P. NELSON (the "Employee"), is entered into on the date hereinafter set forth.

      The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Employee, notwithstanding the possibility, threat or occurrence of a Change in Control (as hereinafter defined) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control, to encourage the Employee's full attention and dedication to the Company currently and in the event of any threatened or pending change in control, and to provide the Employee with compensation arrangements upon a Change in Control which provide the Employee with individual financial security and which are competitive with those of other corporations. In order to accomplish these objectives, the Board has caused the Company to enter into this Agreement. Should a Change of Control occur because of a Management Buyout (as hereinafter defined), then this Agreement will have no force or effect. This Agreement will automatically expire on May 1, 1996 if no Change in Control occurs by that time.

     1.   CERTAIN DEFINITIONS

           (a) The "Effective Date" shall be the first date during the "Change in Control Period" (as defined in Section 1(b) below) on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if the Employee's employment with the Company is terminated prior to the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement, the Effective Date shall mean the date immediately prior to the date of such termination.

           (b) The "Change in Control Period" is the period commencing on the Effective Date and ending on the first anniversary of such date.

           (c) A "Change in Control" shall occur or be deemed to have occurred only if any of the following events occur:
     (i) any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities (other than as a result of acquisitions of such securities from the Company);
     (ii) individuals who, as of the date hereof, constitute the Board (as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "Person" (as hereinafter defined) acquires more than twenty percent (20%) of the combined voting power of the Company's then outstanding securities; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

           (d) A "Management Buyout" shall occur when there has been a Change of Control in which the Employee shall hold a significant financial interest or management position.

     2.   EMPLOYMENT PERIOD

           The Company hereby agrees to continue the Employee in its employ and, subject to Section 5(d) hereof, the Employee hereby agrees to remain in the employ of the Company, for the period commencing on the Effective Date and ending on the first anniversary of such date (the "Employment Period").

     3.   TERMS OF EMPLOYMENT

          (a)  Position and Duties

                (i) During the Employment Period: (A) the Employee's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the ninety (90) day period immediately preceding the Effective Date and (B) the Employee's services shall be performed at the location where the Employee was employed immediately preceding the Effective Date, or any office or location less than fifteen
     (15) miles from such location and less than ten (10) miles in commuting distance further than the Employee's commuting distance to the location at which the Employee performed such services prior to the Change in Control.

                (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and to use the Employee's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Employee to (A) serve on corporate, civic or charitable boards or committees; (B) deliver lectures, fulfill speaking engagements or teach at educational institutions; and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Employees' responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Employee prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Employee's responsibilities to the Company.

          (b)  Compensation

               (i) Base Salary. During the Employment Period, the Employee shall receive an annual base salary (the "Base Salary"), payable biweekly, at a weekly rate at least equal to the highest weekly Base Salary paid or payable to the Employee by the Company during the twelve (12) month period immediately preceding the month in which the Effective Date occurs, with an annual increase in salary consistent with the increases, if any, received for current periods over the previous annual calendar twelve (12) months.

                 (ii)    Change  in  Control  Bonus.   Upon   the
     Effective Date, Employee will be paid in cash a bonus equal to Seventy Thousand Dollars ($70,000). All applicable taxes and other payments will be withheld from that sum.

                (iii) Annual Bonus. In addition to Base Salary, the Employee shall be awarded, during the Employment Period, an annual bonus (an "Annual Bonus") at least equal to the guaranteed bonus to which the Employee is entitled under any contractual arrangements between the Employee and the Company as of the date hereof, or not less than the sum of the bonus of the most recent past Annual Bonus received by the Employee.

                (iv) Incentive, Savings and Retirement Plans. In addition to Base Salary and Annual Bonuses payable as hereinabove provided, the Employee shall be entitled to receive cash sales incentives and to participate during the Employment Period in all other incentive, savings and retirement plans, practices, policies and programs applicable to other key employees of the Company and its subsidiaries (including the Company's employee benefit plans, in each case providing benefits which are the economic equivalent to those in effect or as subsequently amended). Such plans, practices, policies and programs, in the aggregate, shall provide the Employee with compensation, benefits and reward opportunities at least as favorable as the most favorable of such compensation, benefits and reward opportunities provided by the Company for the Employee under such plans, practices, policies and programs as in effect at any time during the ninety (90) day period immediately preceding the Effective Date or, if more favorable to the Employee, as provided at any time thereafter with respect to other key employees of the Company.

                 (v)      Welfare  Benefit  Plans.   During   the
     Employment Period, the Employee and/or the Employee's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs), at least as favorable as the most favorable of such plans, practices, policies and programs in effect at any time during the ninety (90) day period immediately preceding the Effective Date or, if more favorable to the Employee and/or the Employee's family, as in effect at any time thereafter with respect to other key employees of the Company.

                (vi) Expenses. During the Employment Period, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in accordance with the most favorable policies, practices and procedures of the Company in effect at any time during the ninety (90) day period immediately preceding the Effective Date or, if more favorable to the Employee, as in effect at any time thereafter with respect to other key employees of the Company.

                (vii) Fringe Benefits. During the Employment Period, the Employee shall be entitled to fringe benefits and perquisites in accordance with the most favorable plans, practices, programs and policies of the Company in effect at any time during the ninety (90) day period immediately preceding the Effective Date or, if more favorable to the Employee, as in effect at any time thereafter with respect to other key employees of the Company, but not less in dollar value than the Employee's present fringe package.

                (viii) Office and Support Staff. During the Employment Period, the Employee shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Employee by the Company at any time during the one hundred eighty (180) day period immediately preceding the Effective Date or, if more favorable to the Employee, as provided at any time thereafter with respect to other key employees of the Company.

                (ix) Vacation. During the Employment Period, the Employee shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company as in effect at any time during the ninety (90) day period immediately preceding the Effective Date or, if more favorable to the Employee, as in effect at any time thereafter with respect to other key employees of the Company, and will pay all fees or costs incurred to protect and uphold all aspects of said agreement.

               (x) Indemnity Agreement. During the Employment Period, the Company shall keep in full force and effect, and shall not purport to amend or terminate, any existing indemnity agreement between the Employee and the Company.

          (c) Payment in Lieu of Retaining Employee. In lieu of retaining the Employee during the Employment Period (or portion thereof), the Company may pay to the Employee an amount equal to seventy-five percent (75%) of (b)(i) above for a period of twelve (12) months to be paid on the date of termination of employment. This payment is in excess of the amount due under the severance pay policy of the Company.

     4.   TERMINATION

            (a)   Death  or  Disability.   This  Agreement  shall
     terminate automatically upon the Employee's death. If as a result of incapacity due to physical or mental illness, the Employee shall have been absent from the full-time performance of the Employee's duties with the Company for six (6) consecutive months, and within thirty (30) days after written notice of termination is given to the Employee, the Employee shall not have returned to the full-time performance of the Employee's duties, the Employee's employment may be terminated for "Disability" (as hereinafter defined). Any termination for Disability under this Agreement shall not affect any rights the Employee may otherwise have. If the Company determines in good faith that the Disability of the Employee has occurred (pursuant to the definition of "Disability" set forth below), it may give the Employee written notice of its intention to terminate the Employee's employment. In such event, the Employee's employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Employee (the "Disability Effective Date"), provided, that, within the thirty (30) days after such receipt, the Employee shall not have returned to full-time performance of the Employee's duties.

           (b) Cause. The Company may terminate the Employee's employment for "Cause." For purposes of this Agreement, "Cause" shall mean termination (A) upon the Employee's willful and continued failure to substantially perform the Employee's with the Company up to his or her normal skill level (performance of the past) (other than any such failure resulting from the Employee's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by the Employee, provided that a written demand for substantial performance has been delivered to the Employee by the Company specifically identifying the manner in which the Company believes that the Employee has not substantially performed the Employee's duties and the Employee has not cured such failure within ninety (90) days after such demand; (B) the Employee's willful violation of any material provision of any confidentiality, nondisclosure, assignment of invention, noncompetition or similar agreement entered into by the Employee in connection with the Employee's employment by the Company. For purposes of this paragraph, no act or failure to act on the Employee's part shall be deemed "willful" unless done by the Employee not in good faith and without the Employee's reasonable belief that the Employee's action was in the best interest of the Company; or (C) other than specifically identified herein, no other termination is without full compensation within the Employee's Employment Agreements for the life of the same without contest.

           (c) Notice of Termination. Any termination by the Company for Cause or by the Employee for any reason shall be communicated by Notice of Termination (as hereinafter defined) to the other party hereto given in accordance with
     Section 12(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice.

           (d) Date of Termination. "Date of Termination" means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that (i) if the Employee's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Employee of such termination and (ii) if the Employee's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Employee or the Disability Effective Date, as the case may be.

     5.   OBLIGATIONS OF THE COMPANY UPON TERMINATION

          (a) Death. If the Employee's employment is terminated by reason of the Employee's death, this Agreement shall terminate without further obligation to the Employee's legal representatives under this Agreement, other than those obligations accrued or earned and vested (if applicable) by the Employee as of the Date of Termination. All such Accrued Obligations shall be paid to the Employee's estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Employee's family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Company to surviving families of employees of the Company under such plans, programs, practices and policies relating to family death benefits, if any, in accordance with the most favorable plans, programs, practices and policies of the Company in effect at any time during the ninety (90) day period immediately preceding the Effective Date or, if more favorable to the Employee and/or the Employee's family, as in effect on the date of the Employee's death with respect to other key employees of the Company and their families.

           (b) Disability. If the Employee's employment is terminated by reason of the Employee's Disability, this Agreement shall terminate without further obligations to the Employee, other than those obligations accrued or earned and vested (if applicable) by the Employee as of the Date of Termination, including for this purpose, all Accrued Obligations. All such Accrued Obligations shall be paid to the Employee in a lump sum in cash within thirty (30) days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Employee shall be entitled, after the Disability Effective Date, to receive disability and other benefits at least equal to the most favorable of those provided by the Company to disabled employees and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, in accordance with the most favorable plans, programs, practices and policies of the Company in effect at any time during the ninety (90) day period immediately preceding the Effective Date or, if more favorable to the Employee and/or Employee's family, as in effect at any time thereafter with respect to other key employees of the Company and their families.

           (c) Cause. If the Employee's employment shall be terminated for Cause, this Agreement shall terminate without further obligations to the Employee, other than the obligation to pay those obligations accrued or earned and vested (if applicable) by the Employee through the Date of Termination, plus the amount of any accrued vacation pay and any compensation previously deferred by the Employee (together with accrued interest thereon).

           (d) Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Employee's employment other than for Cause, Disability or death, or if the Employee shall terminate his or her employment for any reason, the payment described in Paragraph 3(c) shall be made.

     6.   NON-EXCLUSIVITY OF RIGHTS

           Nothing in this Agreement shall prevent or limit the Employee's continuing or future participation in any benefit, bonus, stock option, stock purchase incentive or other plans, programs, policies or practices, provided by the Company or any of its subsidiaries and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights as the Employee may have under any stock option or other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan, policy, practice or program of the Company, or any of its subsidiaries, at or subsequent to the Date of Termination, shall be payable in accordance with such plan, policy, practice or program.

     7.   FULL SETTLEMENT

           The Company's obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement.

     8.   ENFORCEMENT OF RIGHTS

          (a) Any dispute or controversy between the Company and the Employee which the parties are unable to resolve by negotiation shall be settled exclusively by arbitration, conducted before a panel of one (1) arbitrator in Los Angeles, California, or at the direction of the Employee, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

           (b) The Company shall pay to the Employee all legal fees and expenses incurred by the Employee as a result of any dispute under this Agreement (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") to any payment or benefit provided hereunder).

     9.   CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY

           (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment (within the meaning of Section 380G(b)(2) of the Code) or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties to the Employee, with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment under this Agreement (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

           (b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by AA and Co. (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and to the Employee within thirty (30) business days of the Date of Termination, if applicable, or such earlier time as is requested by the Company. The initial Gross-Up Payment, if any, as determined pursuant to this Section 9(b), shall be paid to the Employee within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with an opinion that failure to report the Excise Tax on the Employee's applicable federal income tax return would not result in the imposition of negligence or similar penalty. Any determination by the
     Accounting Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) below, and the Employee thereafter is required to make payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

           (c) The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after the Employee knows of such claim and shall appraise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

                (i) give the Company any information reasonably requested by the Company relating to such claim;

                 (ii)   take  such  action  in  connection   with
     contesting such claim as the Company shall reasonably request in writing, from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

               (iii) cooperate with the Company in good faith in order to effectively contest such claim; and

                (iv) permit the Company to participate in any proceedings relating to such claim.

     Provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis, and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 9(c) above, the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company's complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim, and the Company does not notify the Employee in writing of its intent to contest such denial or refund prior to the expiration of sixty (60) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     10.  CONFIDENTIAL INFORMATION

          The Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company, or any of its subsidiaries, and their respective businesses, which shall have been obtained by the Employee during the Employee's employment by the Company, or any of its subsidiaries, and which shall not be or become public knowledge (other than by acts by the Employee or his or her representatives in violation of this Agreement). After termination of the Employee's employment with the Company, the Employee shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding
any   amounts  otherwise  payable  to  the  Employee  under   the
Agreement.

     11.  SUCCESSORS

           (a) This Agreement is personal to the Employee and, without the prior written consent of the Company, shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal representatives.

           (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

           (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such successor had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

     12.  MISCELLANEOUS

           (a) This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

           (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

               If to the Employee:      David P. Nelson
                                   5626 Seaside Heights
                                   Rancho Palos Verdes, CA  90275

               If to the Company:       Geodynamics Corporation
                                   21171  Western Avenue, Suite 110
                                   Torrance, CA  90501
                                   Attention:  President

     or to such other address as either party shall have furnished to the other in writing in accordance herewith.
     Notice and communications shall be effective when actually received by the addressee.

            (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement or any other agreements by and between the Company and the Employee.

           (d) The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

           (e) The Employee's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

           (f) This Agreement contains the entire understanding of the Company and the Employee with respect to the subject matter hereof, and the Employee waives any severance benefits (but not pension benefits) that he or she might otherwise be entitled to under other Company employee plans, excluding such provisions as may be contained in the form of Severance Agreement as may be in effect between the Employee and the Company.

           (g) The Employee and the Company acknowledge that, except as provided by any other agreement between the Employee and the Company, the employment of the Employee by the Company is "at will", and, prior to the Effective Date, may be terminated by either the Employee or the Company at any time. Upon a termination of the Employee's employment or upon the Employee's ceasing to be an officer of the Company, in each case, prior to the Effective Date, there shall be no further rights under this Agreement.

     IN WITNESS WHEREOF, the Employee has hereunto set his or her hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf all, as of the 10th day of August, 1995.

                   (Signatures on next page)


                         EMPLOYEE:



                         /s/ David P. Nelson
                         DAVID P. NELSON





                         COMPANY:

                         GEODYNAMICS CORPORATION,
                         a California corporation


                         By:___________________________________

                         Title:_________________________________




ATTEST:



_____________________________